 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Purthanol Resources Limited:

We consent to the incorporation by reference in the Form 10-12g of Purthanol Resources Limited as to our report dated January 11, 2022 with respect to the Balance Sheets of Purthanol Resources Limited as of November 30, 2020 and 2019 and the related Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the period then ended. Our report dated January 11, 2022 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ TAAD LLP

Diamond Bar, California

January 11, 2022